November 1, 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of Apple Inc., the Class C Capital Stock of Alphabet Inc. and the Common Stock of Microsoft Corporation due October 24, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

For the avoidance of doubt, and notwithstanding anything to the contrary set forth in the pricing supplement dated October 19, 2017, (the “pricing supplement”), the Interest Payment Dates are as set forth below:

Interest Payment Dates*: January 24, 2018, April 24, 2018, July 24, 2018, October 24, 2018, January 25, 2019, April 25, 2019, July 24, 2019 and the Maturity Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

CUSIP: 48129HHH3

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the pricing supplement describing the offering and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the links below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated October 19, 2017:

https://www.sec.gov/Archives/edgar/data/19617/000089109217007533/e76151_424b2.htm

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Amendment no. 1 to pricing supplement to product supplement no. 4-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016